Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. EXTENDS CONSENT DEADLINE AND WAIVES CONSENT CONDITION IN TENDER OFFER AND CONSENT SOLICITATION FOR ITS 6 7/8% SENIOR SUBORDINATED NOTES DUE 2011

Wyomissing, Penn., (August 20, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) today announced that, in connection with its previously announced tender offer and consent solicitation for any and all of the $200 million aggregate outstanding principal amount of its 6 7/8% senior subordinated notes due 2011 (CUSIP No. 707569AH2) (the “Notes”), it has extended the deadline for holders to consent to certain proposed amendments to the indenture governing the Notes and has waived the “Requisite Consent Condition” that at least a majority in principal amount of the outstanding Notes consent to such amendments (provided that if such requisite consents are not received the proposed amendments will not be implemented).

The expiration of the tender offer remains unchanged at 5:00 p.m., New York City time, on September 3, 2009, unless extended or earlier terminated by Penn (the “Expiration Date”).  The new consent payment deadline is the same as the Expiration Date; that is, 5:00 pm., New York City time, on September 3, 2009, unless extended or earlier terminated by Penn (the “Consent Payment Deadline”).

Upon the terms and subject to the conditions of the tender offer and consent solicitation, holders who validly tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents to the proposed amendments on or prior to the Consent Payment Deadline will receive the total consideration of $1,000 for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for payment plus accrued and unpaid interest on that principal amount to, but not including, the closing date from June 1, 2009, the most recent interest payment date preceding the closing date (the “Total Consideration”).  The Total Consideration includes a consent payment of $10 for each $1,000 principal amount of Notes tendered.

Penn’s obligations to accept for payment and to pay for Notes and consents in the tender offer and consent solicitation are subject to customary conditions. Penn has waived the “Requisite Consent Condition” that at least a majority in principal amount of the outstanding Notes consent to the proposed amendments to the indenture governing the Notes.  If the requisite consents are not received, the supplemental indenture will not be executed and the proposed amendments will not be implemented.  If the requisite consents are received, Penn intends to effect the proposed amendments as described in the Offer to Purchase and Consent Solicitation Statement dated August 6, 2009 (the “Offer to Purchase”).

Holders who have previously validly tendered Notes do not need to re-tender their Notes or take any other action.  Notes tendered and consents delivered may be validly withdrawn and revoked at any time on or prior to the Consent Payment Deadline in accordance with the procedures described in the Offer to Purchase.

As of 5:00 pm, New York City time, on August 19, 2009 (the previous consent payment deadline), approximately $93.285 million aggregate principal amount of the Notes, representing approximately 46.64% of the outstanding Notes, had been validly tendered and not withdrawn.

Deutsche Bank Securities, BofA Merrill Lynch and Wells Fargo Securities are serving as the Dealer Managers and Solicitation Agents, and MacKenzie Partners, Inc. is serving as the Information Agent, in connection with the tender offer and consent solicitation.  Requests for documents should be directed to MacKenzie Partners, Inc., toll-free at (800) 322-2885.  Questions regarding the tender offer and consent solicitation should be directed to Deutsche Bank Securities, toll-free at (800) 553-2826, BofA Merrill Lynch, toll-free at (888) 292-0070 or Wells Fargo Securities, toll-free at (866) 309-6316.

None of Penn, the Dealer Managers and Solicitation Agents or the Information Agent, nor any of their respective subsidiaries or affiliates, makes any recommendation in connection with the tender offer and the consent solicitation.  Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation are being made solely by the Offer to Purchase.  The tender offer and consent solicitation are not being made to or with respect to (nor will the surrender of Notes for purchase be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making or acceptance of the tender offer or the consent solicitation would not be in compliance with the laws of such jurisdiction.

About Penn National Gaming

Penn owns and operates gaming and racing facilities with a focus on slot machine entertainment.  Penn presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-Looking Statements

This press release contains forward-looking statements about Penn, including those relating to the tender offer and consent solicitation.  All forward-looking statements in this press release are based on estimates and assumptions and represent Penn’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors including but not limited to changing market conditions, financial market risks, general economic conditions, Penn’s ability to consummate the tender offer and consent solicitation, whether or not any of the Notes are tendered in the tender offer and consent solicitation, and other factors as discussed in Penn’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission.  Penn does not intend to update publicly any forward-looking statements except as required by law.

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